Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Appendix D - Financial Highlights”  and “Other Service Providers” to the incorporation by reference in the Combined Proxy Statement and Prospectus of our report dated August 28, 2009 on the June 30, 2009 financial statements of the Frontegra Funds, Inc., comprised of the Frontegra Columbus Core Plus Fund, Frontegra Columbus Core Fund, Frontegra IronBridge Small Cap Fund, Frontegra IronBridge SMID Fund, Frontegra Mastholm International Equity Fund, and Frontegra Netols Small Cap Value Fund in this Registration Statement under the Securities Act of 1933 (Form N-14), filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 8, 2010